Exhibit 99.1

Orchids Paper Products Company Announces Fourth Quarter And Full Year 2017 Results

BRENTWOOD, Tenn., March 5, 2018 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS), a national supplier of high-quality consumer tissue products, today reported results for the quarter and year ended December 31, 2017. The following table provides selected financial results for fourth quarter 2017 compared to fourth quarter 2016 and third quarter 2017, and the full year 2017 compared to the full year 2016.

				Twelve Months Ended December 31,
	4Q 2017	4Q 2016	3Q 2017	2017	2016
	(Dollars in thousands, except per share data) (unaudited)
Net sales:
Converted product	$ 40,504	$ 35,226	$ 42,007	$ 150,106	$ 158,102
Parent rolls	3,011	2,483	3,165	12,378	6,392
Total net sales	$ 43,515	$ 37,709	$ 45,172	$ 162,484	$ 164,494

Gross profit	$ 2,503	$ 5,680	$ 2,740	$ 8,726	$ 30,149
Net income	$ 8,876	$ 2,621	$ 705	$ 6,674	$ 12,811
Diluted net income per share	$ 0.85	$ 0.25	$ 0.07	$ 0.64	$ 1.24
EBITDA	$ 3,658	$ 5,983	$ 2,873	$ 10,829	$ 31,835
Adjusted EBITDA	$ 5,573	$ 6,260	$ 3,917	$ 15,072	$ 33,419

Other Selected Financial Data:
Gross profit margin	5.8%	15.1%	6.1%	5.4%	18.3%
EBITDA margin	8.4%	15.9%	6.4%	6.7%	19.4%
Adjusted EBITDA margin	12.8%	16.6%	8.7%	9.3%	20.3%

Jeff Schoen, President and Chief Executive Officer, stated, "In the fourth quarter of 2017, Orchids successfully completed its five-year capital expansion plan with the full commercialization and start-up of the new Barnwell facility. The completion of Barnwell expands our geographical footprint with access to the east coast and increases our exposure to the ultra-premium tissue market, which currently is experiencing tight capacity in a growing product segment. As volume at Barnwell ramps, we expect sales growth to continue to accelerate and margins to expand, driven by operating leverage. As a result of completing of our capital expansion plan, we expect to see a significant decrease in capital expenditures in 2018. The goal in 2018 is to "harvest" the capital investments we have made over the past four years to maximize cash flow, reduce debt, and improve earnings."

"The fourth quarter of 2017 was the first quarter since 2014 that we generated positive free cash-flow (cash flow from operations less capital expenditures), driven by strong operating cash flow, up approximately 60% over the prior quarter, and lower capital expenditures, which declined over 40% from the third quarter. We expect to see continued improvement in free cash-flow, throughout 2018 as the ramp in orders from our new customers improve earnings and as capital expenditures continue to decline. For 2018, we expect capital expenditures to decrease to approximately $5 million. In addition to positive free cash-flow, our adjusted EBITDA in the fourth quarter increased 42% sequentially to $5.6 million."

"Our lenders continue to support us as our Barnwell facility ramps, providing us covenant waivers for the fourth quarter of 2017 as well as the first quarter of 2018. They have also increased the advance rates under our line of credit to provide financial flexibility for working capital needs as we ramp our new orders"

Fourth Quarter 2017 Relative to Third Quarter 2017

Net sales of $43.5 million in the fourth quarter decreased $1.7 million, or 3.7%, from the third quarter driven by seasonality factors. Converted product sales declined $1.5 million; a decline of $1.9 million due to volume, offset by higher average-selling prices having a positive impact of $0.4 million. Parent roll sales decreased $0.2 million, as the effect of lower sales volume outpaced an increase in the average selling price compared to third quarter 2017. Average selling prices were, to a degree, positively impacted in the fourth quarter by the inclusion of Orchids' new ultra-premium products manufactured at Barnwell.

Cost of goods sold, net of depreciation, in the fourth quarter declined by $2.5 million to 84.6% of net sales, down from 87.0% in the third quarter, representing our second consecutive decline as a percentage of sales. Total cost of sales increased to 94.2% of revenue in the fourth quarter, up from 93.9% in the third quarter. Total depreciation increased to 9.6% of net sales in the fourth quarter from 6.9% of net sales in the third quarter as a result of the addition of the Barnwell facility.

Selling, general and administrative expenses declined $0.3 million, or 8.2%, to $2.8 million in the fourth quarter, reflecting decreases in charitable contributions, legal and professional fees and tax penalties, net of an increase in administrative and sales personnel costs compared to the third quarter of 2017.

Interest expense was $3.1 million in the fourth quarter of 2017 compared to $0.8 million in the third quarter of 2017, as capitalization of interest expense attributable to financing for the construction of the Company's Barnwell facilities ended in the fourth quarter with the completion of the project. Capitalized interest was $0.1 million in the fourth quarter of 2017 compared to $1.6 million in the third quarter of 2017. Additionally, the increase in interest expense in the fourth quarter reflected higher interest rates.

Orchids recognized a tax benefit of $12.7 million in the fourth quarter of 2017, which included the estimated impact of the new tax laws upon future tax years. Deferred tax assets and liabilities are measured based on applicable enacted tax rates and provisions of enacted tax laws. Accordingly, all deferred tax assets and liabilities as of December 31, 2017 were restated at a 21% federal tax rate. Since Orchids has a net deferred tax liability, this resulted in a net tax benefit of approximately $11 million. Additionally, net pre-tax losses for the 2017 period contributed to the tax benefit. Orchids recognized a benefit from tax credits of $2.0 million in the third quarter of 2017, which reflected the Company's year-to-date pre-tax net loss position and the Company's recognition of tax credits.

As a result of the foregoing factors, Orchids recognized net income of $8.9 million, or $0.85 per diluted share, in the fourth quarter of 2017 compared to net income of $0.7 million, or $0.07 per diluted share, in the third quarter of 2017. As mentioned above, net income includes a net one-time benefit of approximately $11 million from the change in federal tax rates.

Also as a result of the foregoing factors, principally the lower level of fixed cost in cost of sales, Adjusted EBITDA improved $1.7 million to $5.6 million in the fourth quarter of 2017.

Fourth Quarter 2017 Relative to Fourth Quarter 2016

Net sales in the fourth quarter were $43.5 million, up $5.8 million, or 15.4% compared to the year-ago period. Converted product sales were $40.5 million, up $5.3 million, reflecting higher volumes from the rollout of the previously announced new private-label business. Average selling price per converted ton was unchanged from the prior-year period. Parent roll sales, including new ultra-premium parent rolls, increased $0.5 million to $3 million, primarily due to an increase in the average selling price compared to fourth quarter 2016.

Cost of goods sold, less depreciation, in the fourth quarter was $36.8 million, or 84.6% of net sales compared to 76.8% in the fourth quarter of 2016. The increase in cost of goods sold relative to sales was primarily driven by increased costs associated with Barnwell's fixed labor, fixed overhead, and start-up costs. Overall cost of sales, inclusive of depreciation, in the fourth quarter represented 94.2% of net sales compared to 84.9% in the fourth quarter of 2016. Total depreciation increased to 9.6% of net sales in the fourth quarter from 8.2% of net sales in the fourth quarter of 2016 as a result of the addition of the Barnwell facility. Other material prices and costs increased by approximately $2.0 million, inclusive of the mix impact of adding ultra-premium products. Freight increased by approximately $0.9 million primarily due to Orchids' bearing the cost of freight for most of its new business.

Selling, general and administrative expenses of $2.8 million in the fourth quarter of 2017 increased $0.3 million, or 12.8%, compared to the same period in the prior year, reflecting higher administrative and sales personnel costs, changes in allowances for potential bad debt, increased legal and professional fees, and charitable contributions of excess inventory, net of the favorable impact of a decrease in tax penalties.

Interest expense increased $2.6 million to $3.1 million in the fourth quarter of 2017 compared to the same period in the prior year. Capitalization of interest expense attributable to financing for the construction of the Company's Barnwell facilities ended with the completion of the project. Capitalized interest was $0.1 million in the fourth quarter of 2017 compared to $0.5 million for the same period in 2016. Additionally, the increase in interest expense reflected higher debt balances and higher interest rates, as the Company's interest rate is largely variable and dependent upon its financial leverage. The Company's weighted average interest rate was 7.3% at the end of the fourth quarter of 2017.

Orchids recognized a tax benefit of $12.7 million in the fourth quarter of 2017, which reflected both the impact of the newly enacted tax laws and the decline in pre-tax earnings. This compares to a tax benefit of $0.4 million in the fourth quarter of 2016, which reflected the Company's recognition of tax credits.

As a result of the foregoing factors, Orchids recognized net income of $8.9 million, or $0.85 per diluted share, in the fourth quarter of 2017 compared to net income of $2.6 million, or $0.25 per diluted share, in the fourth quarter of 2016. As previously discussed, net income includes a net one-time benefit of approximately $11 million from the change in federal tax rates. Excluding this tax benefit and certain other non-core items identified in the attached Reconciliations of Non-GAAP and GAAP Measurements, fourth quarter 2017 adjusted net loss was $1.1 million, or a net loss of $0.11 per diluted share, compared to fourth quarter 2016 adjusted net earnings of $3.0 million, or $0.29 per diluted share.

Principally as a result of the increases in cost of sales already mentioned, many of which were related to the addition of fixed infrastructure costs at the Barnwell facility prior to selling-out the capacity; Adjusted EBITDA declined $0.7 million to $5.6 million in the fourth quarter of 2017.

Twelve-Month Period Ended December 31, 2017 Relative to Same Period in 2016

Net sales for the year ended December 31, 2017, decreased $2.0 million, or 1.2%, compared to the year ended December 31, 2016. Converted product sales decreased $8.0 million during 2017, with $5.6 million of the decrease attributable to a decline in the average selling price and $2.4 million due to lower sales volume. Parent roll sales increased $6.0 million in 2017, driven by a $6.3 million increase in volume, partially offset by a $0.3 million decrease in average selling prices. The increase in volume principally resulted from both the use of production-capacity not needed for converted products and the ramp-up of capacity at the new mill in Barnwell, South Carolina.

Cost of sales in 2017 were $153.8 million, an increase of $19.4 million during 2017, or 14.5% over the prior year. As a percentage of net sales, 2017 cost of sales were 94.6% versus 81.7% in 2016. The addition of the Barnwell facility and its related expenses prior to selling-out the Company's capacity was the principal reason for the difference in the relative percentages. Barnwell's fixed labor and overhead costs, excluding depreciation, increased approximately $8.8 million in the year ended December 31, 2017, and depreciation expense, also related to the addition of the Barnwell plant, increased $2.0 million. Cost of sales included approximately $3.5 million of start-up costs for Barnwell. The volume of parent rolls sold drove an increase in costs of sales of over $5.2 million. Decreases in material costs, resulting from decreased costs per unit, were largely offset by the cost impact of higher-cost materials required to make ultra-premium products. The decrease in tons of converted product sold caused the cost of materials to decline by approximately $1.3 million. Freight increased by approximately $1.0 million due to shifts in the mix of shipments for which Orchids is responsible for the distribution costs. Pryor's overhead and labor costs, excluding depreciation, decreased approximately $0.5 million year over year. The net change in cost per ton attributable to Mexicali year over year was not material.

Selling, general and administrative expenses of $11.7 million in 2017 increased $1.5 million, or 14.3%, reflecting increased legal and professional fees, charitable contributions of excess inventory, higher administrative and sales personnel costs, changes in allowances for potential bad debt, and increased rent expense, net of the favorable impact of a decrease in tax penalties compared to 2016.

Interest expense increased $3.3 million to $5.0 million, reflecting higher debt balances incurred in conjunction with the construction of the Barnwell, South Carolina facility and higher interest rates. Capitalized interest was $3.6 million in 2017 compared to $1.7 million in 2016.

Orchids recognized a tax benefit of $15.5 million in 2017 compared to tax expense of $4.4 million in 2016, reflecting both the impact of the newly enacted tax laws and the decline in pre-tax earnings.

Net income in 2017 was $6.7 million or $0.64 per diluted share compared to net income of $12.8 million, or $1.24 per diluted share in 2016. Adjusted net loss for 2017 was $1.8 million, or a net loss of $0.18 per diluted share, compared to 2016 adjusted net earnings of $14.9 million, or $1.44 per diluted share.

Also as a result of the foregoing factors, principally the increased fixed cost structure principally related to the addition of Barnwell prior to selling-out the Company's capacity, Adjusted EBITDA declined $18.3 million to $15.1 million in 2017.

Liquidity

Twelve Months Ended December 31,
	4Q 2017	4Q 2016	3Q 2017	2017	2016
(Dollars in thousands) (unaudited)
Cash Flow Provided by (Used in):
Operating cash flow net of changes in working capital	$ 1,044	$ 6,803	$ 2,309	$ 6,939	$ 34,068
Changes in working capital	4,106	765	924	6,507	(6,241)
Operating activities	$ 5,150	$ 7,568	$ 3,233	$ 13,446	$ 27,827
Investing activities	$ (5,078)	$ (14,255)	$ (7,417)	$ (47,864)	$ (77,679)
Financing activities	$ 1,672	$ 6,876	$ 4,936	$ 29,491	$ 54,241

Cash balance, beginning	$ 2,079	$ 8,561	$ 1,327	$ 8,750	$ 4,361
Cash balance, ending	$ 3,823	$ 8,750	$ 2,079	$ 3,823	$ 8,750

At December 31, 2017, debt, before unamortized deferred debt issuance costs, was $179.8 million. Orchid's debt was primarily due to financing the construction of the Company's integrated converting facility in Barnwell, South Carolina at a cost of approximately $165 million. The Barnwell converting plant was completed in 2016 and the mill and recycled-fiber processing plant were completed in the second half of 2017.

At December 31, 2017, the Company was not in compliance with certain financial covenants under its Second Amended and Restated Credit Agreement (the "Credit Agreement") or its Loan Agreement for New Markets Tax Credit financing (the "NMTC Loan Agreement"), and obtained a waiver from its lenders. On February 28, 2018, the Company entered into Amendment No. 7 to the Credit Agreement and on March 1, 2018 the Company entered into Amendment No. 4 to the NMTC Loan Agreement, each of which, in addition to providing waivers for covenant defaults until the measurement date of June 30, 2018, provide for a minimum EBITDA covenant, amend the pricing schedule, and amend certain reporting requirements. Including the amendments incorporated into these waivers, the Company's credit facilities have been amended for each of the last five quarters. The financial covenant requirements remaining in effect at this time are as follows: fixed charge coverage ratios of 1.2 to 1.0 at December 31, 2017 and quarter-ends thereafter, leverage ratios of 4.5 at December 31, 2017, 3.5 at March 31, 2018, 5.5 at June 30, 2018, and 3.5 at quarter-ends thereafter; minimum EBITDA for the most recent three-month period of $5.0 million at December 31, 2017, $4.6 million at January 31, 2018, and February 28, 2018, and at increasing levels as of the last day of each month thereafter.

The Company sought to refinance its existing long-term debt in 2017, but did not procure an alternative acceptable to all parties involved. The Company intends to continue to seek to refinance its existing long-term debt obligations as required by its existing lender and as earnings and cash flow improve and more opportunities become available. The Company may also need to seek another amendment of its Credit Agreement with its existing lenders. If the Company is unable to obtain another suitable amendment and/or a refinancing is not completed, the bank syndicate could declare a default. There can be no assurance that the Company's lenders will agree to further waivers or amendments to the existing debt covenants. While management intends to amend or refinance the debt, there can be no assurance that the Company will be able to obtain additional financing on terms that are satisfactory to it or at all. As of December 31, 2017, the borrowings under the Credit Agreement and the term loan otherwise due in 2022 were classified as current on the balance sheet due to these uncertainties regarding the Company's ability to meet the existing debt covenants over the next twelve-month period. The Company's cash requirements have historically been satisfied through a combination of cash flows from operations, equity financings and debt financings. This trend is expected to continue.

Fourth quarter 2017 relative to fourth quarter 2016: Operating cash flows, excluding changes in working capital, decreased $5.8 million, reflecting a decrease in pre-tax cash earnings. Changes in working capital provided $4.1 million of operating cash flows in the fourth quarter of 2017, principally due to decreases in accounts receivable and income taxes receivable, partially offset by pay-downs of accounts payable. This compares to $0.8 million of cash provided by changes in working capital in the fourth quarter of 2016, principally from decreases in accounts receivable, inventory and prepaid expenses, largely offset by pay-downs of accounts payable and a decrease in income taxes receivable. Increased borrowings in both periods were used to finance investments in the Barnwell facility. The Company realized $3.2 million in net proceeds from the issuance of 241,257 shares of its common stock under an "at the market" (ATM) stock offering program in the fourth quarter of 2017, which is included in Financing activities. Such shares were issued at a weighted average price of $13.63, and the Company incurred $0.2 million in sales agent commissions and other stock issuance costs in connection with such issuance. The net proceeds were used for general corporate purposes. The Company paid dividends of $3.6 million in the fourth quarter of 2016, which are included in Financing activities.

Fourth quarter 2017 relative to third quarter 2017: Operating cash flows, excluding changes in working capital, decreased $1.3 million, between consecutive quarters, reflecting a decrease in pre-tax cash earnings. Changes in working capital provided $3.2 million of operating cash flows in the fourth quarter of 2017.

Twelve months ended December 31, 2017 relative to the same period in 2016: Operating cash flows excluding changes in working capital decreased $27.1 million year over year, reflecting a decrease in pre-tax cash earnings. Working capital changes provided $6.5 million of operating cash flows in 2017 as a decrease in income tax receivables and an increase in accounts payable exceeded the effect of increases in accounts receivable and inventory. In 2016 working capital changes used $6.2 million of operating cash flows as increases in inventory and income tax receivables and a decrease in accrued liabilities more than offset decreases in accounts receivable and other assets. Increased borrowings in both periods were used to finance investments in the Barnwell facility, while $1.3 million and $10.7 million of restricted cash set aside for the Barnwell project was used and applied against capital spending in 2017 and 2016, respectively.

The Company realized $5.2 million in net proceeds from the issuance of 359,957 shares of its common stock under an ATM stock offering program in 2017, which is included in Financing activities. Such shares were issued at a weighted average price of $14.71, and the Company incurred $0.5 million in sales agent commissions and other stock issuance costs in connection with such issuance. The net proceeds were used for general corporate purposes. As of December 31, 2017, $34.7 million of common stock remained available for issuance under the ATM program. The Company paid dividends of $3.6 million and $14.4 million in 2017 and 2016, respectively, which are included in Financing activities.

Chief Financial Officer Transition

On March 2, 2018, Rodney D. Gloss, Chief Financial Officer of Orchids, advised the Board of Directors of the Company of his intention to resign, effective March 16, 2018. Mr. Gloss will remain with the Company through March 16, 2018 to facilitate an orderly transition of his duties. Mr. Gloss's decision to leave the Company was not the result of any dispute or disagreements with the Company on any matter relating to the Company's operations, policies or practices.

Conference Call/Webcast

The Company will hold a teleconference to discuss its fourth quarter results at 10:00 a.m. (ET) on Tuesday, March 6, 2018. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, (4) Changes in working capital, and (5) Adjusted net income and Adjusted net income per diluted share.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, Changes in working capital, and Adjusted net income and Adjusted net income per diluted share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of the Company's liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted represents EBITDA before specified items. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Adjusted net income and Adjusted net income per diluted share exclude the impact of certain items that management does not believe are indicative of the Company's core operating performance. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), sporadic expenses (including start-up costs, foreign exchange adjustments, failed refinancing costs, and relocation), and non-cash compensation (affecting stock-based compensation expense). These measures are also commonly used in the industry and are used by the Company's lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities. Management provides Adjusted net income and Adjusted net income per diluted share because it believes these measures assist investors and analysts in comparing the Company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans about future events, including those regarding any potential refinancing, and the terms, conditions, timing and costs of any such refinancing. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the Securities and Exchange Commission on November 9, 2017.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data)

				Twelve Months Ended December 31,
	4Q 2017	4Q 2016	3Q 2017	2017	2016
	(unaudited)			(unaudited)
Converted product net sales	$ 40,504	$ 35,226	$ 42,007	$ 150,106	$ 158,102
Parent roll net sales	3,011	2,483	3,165	12,378	6,392
Total net sales	43,515	37,709	45,172	162,484	164,494
Cost of sales less depreciation	36,826	28,952	39,315	140,014	122,629
Depreciation in cost of sales	4,186	3,077	3,117	13,744	11,716
Total cost of sales	41,012	32,029	42,432	153,758	134,345
Gross profit	2,503	5,680	2,740	8,726	30,149
Selling, general & administrative expenses	2,777	2,461	3,026	11,711	10,244
Intangible amortization	232	233	233	931	1,219
Operating income (loss)	(506)	2,986	(519)	(3,916)	18,686
Interest expense	3,076	491	827	4,980	1,678
Other (income) expense, net	254	313	(42)	(70)	(214)
Income (loss) before income taxes	(3,836)	2,182	(1,304)	(8,826)	17,222
(Benefits from) provision for income taxes	(12,712)	(439)	(2,009)	(15,500)	4,411
Net income	$ 8,876	$ 2,621	$ 705	$ 6,674	$ 12,811

Average number of shares outstanding, basic	10,496,113	10,296,891	10,429,091	10,399,074	10,286,373
Average number of shares outstanding, diluted	10,502,148	10,343,587	10,429,091	10,414,871	10,349,274

Net income per share:
Basic	$ 0.85	$ 0.25	$ 0.07	$ 0.64	$ 1.25
Diluted	$ 0.85	$ 0.25	$ 0.07	$ 0.64	$ 1.24

Cash dividends paid	$ -	$ 3,603	$ -	$ 3,607	$ 14,400
Cash dividends per share	$ -	$ 0.35	$ -	$ 0.35	$ 1.40

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Dec. 31, 2017	Dec. 31, 2016
	(unaudited)
Cash	$ 3,823	$ 8,750
Accounts receivable, net	11,825	8,954
Inventory, net	20,563	18,414
Other current assets	3,182	11,019
Property plant and equipment	370,761	320,442
Accumulated depreciation	(85,003)	(71,258)
Net property plant and equipment	285,758	249,184
Intangibles and goodwill, net	21,139	22,071
Other long-term assets	245	1,488
Total assets	$ 346,535	$ 319,880

Accounts payable, inclusive of amounts due to related parties	$ 15,458	$ 10,869
Other current liabilities	3,519	2,545
Current portion of long-term debt	168,903	6,728
Deferred income taxes	11,595	27,334
Long-term liabilities	5,273	139,159
Total stockholders' equity	141,787	133,245
Total liabilities and stockholders' equity	$ 346,535	$ 319,880

Debt, current and long term	$ 168,936	$ 140,717

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands) (unaudited)
Net income	$ 8,876	$ 2,621	$ 6,674	$ 12,811
Federal tax rate change	(11,037)	-	(11,037)	-
Adjustments, after tax (1):
Barnwell start-up costs	696	-	1,699	50
Foreign exchange (gain) loss	(4)	298	(26)	298
Relocation costs	42	(65)	(20)	409
Stock compensation expense	22	(28)	200	421
Failed debt refinancing costs	184	-	197	-
Severance from reduction in force	-	-	29	-
Amortization of intangible assets	114	173	456	907
Adjusted net (loss) income (2)	$ (1,107)	$ 2,999	$ (1,828)	$ 14,896

Net income per diluted share	$ 0.85	$ 0.25	$ 0.64	$ 1.24
Adjusted net (loss) income per diluted share (2)	$ (0.11)	$ 0.29	$ (0.18)	$ 1.44
Weighted average diluted shares	10,496,113	10,343,587	10,399,074	10,349,274

(1) Tax effect was calculated using the estimated annual effective tax rate for the period presented.
(2) Adjusted net income and adjusted net income per diluted share exclude the impact of the listed items that we do not believe are indicative of our core operating performance.

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements (continued)

				Twelve Months Ended December 31,
	4Q 2017	4Q 2016	3Q 2017	2017	2016
	(Dollars in thousands) (unaudited)
EBITDA Reconciliation:
Net income	$ 8,876	$ 2,621	$ 705	$ 6,674	$ 12,811
Plus: Interest expense	3,076	491	827	4,980	1,678
Plus: Income tax (benefit) expense	(12,712)	(439)	(2,009)	(15,500)	4,411
Plus: Depreciation	4,186	3,077	3,117	13,744	11,716
Plus: Intangible amortization	232	233	233	931	1,219
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 3,658	$ 5,983	$ 2,873	$ 10,829	$ 31,835

Adjusted EBITDA Reconciliation:
EBITDA	$ 3,658	$ 5,983	$ 2,873	$ 10,829	$ 31,835
Plus: Barnwell start-up costs	1,420	-	975	3,467	67
Plus: Foreign exchange (gain) loss	(9)	401	1	(53)	401
Plus: Relocation costs	85	(87)	(50)	(41)	550
Plus: Stock compensation expense	44	(37)	99	409	566
Plus: Failed debt refinancing costs	375	-	19	402	-
Plus: Severance from reduction in force	-	-	-	59	-
Adjusted EBITDA	$ 5,573	$ 6,260	$ 3,917	$ 15,072	$ 33,419

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net income	$ 8,876	$ 2,621	$ 705	$ 6,674	$ 12,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,569	3,364	3,523	15,219	13,229
Provision for doubtful accounts	323	(125)	-	323	(125)
Deferred income taxes	(12,769)	946	(2,070)	(15,739)	7,570
Stock compensation expense	45	(38)	99	410	566
Loss on disposal of property, plant and equipment	-	35	52	52	17
Subtotal, "Operating cash flow less changes in working capital"	$ 1,044	$ 6,803	$ 2,309	$ 6,939	$ 34,068
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	3,822	4,055	(2,508)	(3,745)	2,514
Inventories	321	2,035	52	(2,149)	(4,913)
Income taxes receivable	2,886	(5,735)	-	8,236	(3,107)
Prepaid expenses	265	2,964	(903)	(32)	211
Other assets	(496)	747	883	153	2,237
Accounts payable	(2,225)	(2,816)	3,373	3,911	(973)
Accrued liabilities	(467)	(485)	27	133	(2,210)
Subtotal, "Changes in working capital"	$ 4,106	$ 765	$ 924	$ 6,507	$ (6,241)
Net cash provided by operating activities	$ 5,150	$ 7,568	$ 3,233	$ 13,446	$ 27,827

CONTACT: Investor Relations Contact: Water's Edge Investor Relations Consulting Group, Louie Toma, 774-291-6000, louie.toma@watersedgeir.com